Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated March 30, 2022

Market Linked Securities - Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due November 3, 2023
Termsheet to the Preliminary Pricing Supplement dated March 30, 2022

Issuer	The Toronto-Dominion Bank (“TD”)
Issue	Senior Debt Securities, Series E
Term	Approximately 1.5 years
Reference Asset:	S&P 500® Index
Principal Amount	$1,000 per Security
Pricing Date	Expected to be April 28, 2022*
Issue Date	Expected to be May 3, 2022*
Valuation Date	Expected to be October 27, 2023*
Maturity Date	Expected to be November 3, 2023*
Issue Price	$1,000 per Security except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $975.25 per Security.
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Initial Level	The closing level of the Reference Asset on the Pricing Date
Final Level	The closing level of the Reference Asset on the Valuation Date
Buffer Level	92.50% of the Initial Level (equal to the Initial Level multiplied by the difference of 100.00% minus the Buffer Percentage).
Buffer Percentage	7.50%
Percentage Change	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Maximum Return
At least 16.50% of the Principal Amount. As a result of the Maximum Return, the maximum Payment at Maturity will be at least $1,165.00 per Security. The actual Maximum Return (and corresponding maximum Payment at Maturity) will be determined on the Pricing Date.

Leverage Factor	125%
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission
Up to 2.475% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.50% and WFA may receive a distribution expense fee of 0.075%. We may pay a fee of up to $1.00 per security for certain Securities sold in this offering to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP / ISIN	89114VB63 / US89114VB635

*We expect that delivery of the Securities will be made against payment therefore on or about the 3rd business day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date will be required, by virtue of the fact that each Security initially will settle in 3 business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Investment Description
•	Linked to the S&P 500® Index
•
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a Payment at Maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from the Initial Level to the Final Level.

•	Payment at Maturity. On the Maturity Date, we will pay a cash payment per Security equal to:
•	If the Final Level is greater than the Initial Level (the Percentage Change is positive):
You will receive the Principal Amount plus a positive return reflecting 125% leveraged participation in the positive return of the Reference Asset, subject to a Maximum Return at maturity of at least 16.50% (to be determined on the Pricing Date)
•	If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Buffer Level (the Percentage Change is zero or negative but not below −7.50%):
•	Principal Amount of $1,000
•	If the Final Level is less than the Buffer Level (the Percentage Change is negative and below −7.50%):
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]
In this case, you will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 7.50%, and may lose up to 92.50% of the Principal Amount.
•	Investors may lose up to 92.50% of the Principal Amount.
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Asset (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities at the time the terms of your Securities are set on the Pricing Date is expected to be between $934.10 and $964.10 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying preliminary pricing supplement.
The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
The Securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying pricing supplement, product supplement and prospectus before making a decision to invest in the Securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. As used in this introductory term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile
The profile to the right is based on a Leverage Factor of 125.00%, a Buffer Percentage of 7.50% (the Buffer Level is 92.50% of the Initial Level) and a hypothetical Maximum Return of 16.50% of the Principal Amount (based on the minimum specified herein).
This graph has been prepared for illustrative purposes only. Your actual return will depend on the actual Percentage Change, the actual Maximum Return and whether you hold your Securities to maturity.
*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid green line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical Payout Profile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Security Return %
125% of Percentage Change, to Maximum Return
Buffered downside exposure
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Percentage Change %
Percentage Change
Security Return
Maximum Return

Hypothetical Returns
Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[2] (%)
140.00	40.00%	$1,165.00	16.50%
130.00	30.00%	$1,165.00	16.50%
120.00	20.00%	$1,165.00	16.50%
113.20	13.20%	$1,165.00	16.50%
112.00	12.00%	$1,150.00	15.00%
108.00	10.00%	$1,100.00	10.00%
104.00	4.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
97.00	-3.00%	$1,000.00	0.00%
93.00	-7.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
90.00	-10.00%	$975.00	-2.50%
80.00	-20.00%	$875.00	-12.50%
70.00	-30.00%	$775.00	-22.50%
60.00	-40.00%	$675.00	-32.50%
50.00	-50.00%	$575.00	-42.50%
30.00	-70.00%	$375.00	-62.50%
20.00	-80.00%	$275.00	-72.50%
0.00	-100.00%	$75.00	-92.50%

1 The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Level. The actual Initial Level will be set on the Pricing Date.
2 The “return” as used in this introductory term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual Payment at Maturity will depend on the actual Final Level and Maximum Return.
* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the actual Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in a positive Percentage Change, or any positive return on your initial investment.

TD SECURITIES (USA) LLC	2	WELLS FARGO SECURITIES, LLC

 How the Payment at Maturity is Calculated
The Payment at Maturity will be determined as follows:
•	If the Final Level is greater than the Initial Level (the Percentage Change is positive), on the Maturity Date, we will pay a cash payment per Security equal to:
Principal Amount + [Principal Amount × the lesser of (i) (Percentage Change x Leverage Factor) and (ii) the Maximum Return].
•
If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Buffer Level (the Percentage Change is zero or negative but not below −7.50%), we will pay a cash payment per Security equal to:

Principal Amount of $1,000.
•	If the Final Level is less than the Buffer Level (the Percentage Change is negative and below −7.50%), we will pay a cash payment per Security equal to:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)].
If the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 7.50%, and may lose up to 92.50% of the Principal Amount. Any payments on the Securities are subject to our credit risk.
Historical Performance of the Reference Asset
S&P 500® Index (SPX)
* The graph above sets forth the historical daily performance of the Reference Asset from January 1, 2017 through March 25, 2022. The graph is based upon actual daily historical closing levels of the Reference Asset.
We obtained the information regarding the historical performance of the Reference Asset used in calculating the graph above from Bloomberg® Professional service (“Bloomberg”). We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any day. Additionally, the hypothetical examples above reflect the performance of the Reference Asset, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov.  Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	3	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.
•
Principal at Risk. The Securities do not guarantee the return of the Principal Amount and investors may lose up to 92.50% of their entire investment in the Securities if there is a decline in the level of the Reference Asset by more than 7.50% from the Pricing Date to the Valuation Date. Specifically, if the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 7.50%, and may lose up to 92.50% of the Principal Amount.

•	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity.
•	Your Potential Return Will Be Limited By The Maximum Return And May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Asset.
•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other than the Valuation Date.
•	There Are Market Risks Associated with the Reference Asset.
•	The Reference Asset Reflects Price Return, Not Total Return, and You Will Not Have Any Rights to the Reference Asset Constituents.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	Past Performance of the Reference Asset Performance is Not Indicative of Future Performance of the Reference Asset.
•	The Estimated Value of Your Securities Is Expected to Be Less Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models; Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Securities and May Be Less Than the Estimated Value of Your Securities.

•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	The Valuation Date and the Maturity Date are Subject to Market Disruption Events and Postponement.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Securities.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

TD SECURITIES (USA) LLC	4	WELLS FARGO SECURITIES, LLC